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                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                                     FORM N-8A

                            NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF THE
                           INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:     Advantus Real Estate Securities Fund, Inc.

Address of Principal Business Office (Number and Street, City, State, Zip Code):

     400 Robert Street North
     St. Paul, Minnesota  55101-2098

Telephone Number (including area code):  (651) 665-3826

Name and address of agent for service of process:

     Eric J. Bentley, Esq.
     400 Robert Street North
     St. Paul, Minnesota  55101-2098

     Copy to:

     Michael J. Radmer, Esq.
     Dorsey & Whitney LLP
     220 South Sixth Street
     Minneapolis, Minnesota  55402-1498

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A

            X    Yes                 No
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                                     SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification to be duly signed on its behalf in the City of St. Paul and State of Minnesota on the 10th day of December, 1998.


                                        ADVANTUS REAL ESTATE SECURITIES
                                        FUND, INC.



                                        By
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                                        Its President and Director
                                           -------------------------------------



Attest:


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Its Treasurer and Director
   --------------------------------